SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 18, 2004
June 7, 2004

WESTERN WATER COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18756 (Commission File Number)	33-0085833 (IRS Employer Identification No.)

102 Washington Ave., Point Richmond, California (Address of Principal Executive Offices)	94801 (Zip Code)

(510) 234-7400
Registrant’s Telephone Number,
Including Area Code

N/A
Former Name or Former Address, if Changed Since Last Report

Item 5. Other Events and Regulation FD Disclosure.
SIGNATURE

Item 5. Other Events and Regulation FD Disclosure.

Western Water Company (“the Company”) has previously announced that it plans to generate adequate cash through the orderly sale of its California assets until the Company can realize the full value of its Cherry Creek Project in Colorado. In accordance with its announced plan, the Company on May 18, 2004 closed the sale of Loma Rica Ranch (Yuba County, California), and on June 7, 2004, the Company closed the sale of Cardozo Ranch (San Bernardino County, California). The aggregate net proceeds of both sales were approximately $1,052,000 and the sales resulted in an aggregate gain of approximately $85,000 for the Company. Both properties were sold to unaffiliated purchasers for a combination of cash and, in the case of Cardozo Ranch, a secured note in the amount of $230,000.

As previously reported, the Company planned to fund its operations not only from the proceeds of the sale of certain assets (including Loma Rica and Cardozo Ranches) but also from the sale of Water Delivery Contract Units (“WDCUs”) based on the Cherry Creek Project in Colorado. The Company has previously entered into non-binding letters of intent for the sale of WDCUs at a value of $4,500 per acre-foot of firm water supply. In order to close these sales, and in order to support its other WDCU sales efforts, the Company filed an application with the Colorado State Engineer’s Office (“SEO”) for approval of a substitute water supply plan. The proposed substitute water supply plan included elements designed to assure the Cherry Creek Project’s current and prospective customers of reliable water deliveries via Cherry Creek. The Company’s application for approval of the substitute water supply plan was unexpectedly denied by the SEO in April 2004. As a result of such denial, the schedule for sale of WDCUs has been delayed and the likelihood of such sales has been diminished.

In light of the recent property sales and the uncertainties surrounding the planned sales of WDCUs, the Company has revised its cash forecast and operating plans. The Company has also further reduced its operating expenses in order to conserve cash. Based on its current forecast of operating expenses and further asset sales and the amount of working capital it has following the sale of Loma Rica Ranch and Cardozo Ranch, the Company believes that it has sufficient capital resources to fund its operations until approximately the end of the current fiscal year ending March 31, 2005. However, based on its current estimates, unless it is able to consummate sales of its WDCUs before the end of this fiscal year, the Company will not have sufficient funds to continue its operations for the ensuing fiscal year. Accordingly, the Company faces increased liquidity risk.

On May 6, 2004, the Company filed a Notice of Appeal of the SEO’s adverse decision with the Colorado state Water Court, as permitted under applicable Colorado statute. The Company cannot predict the outcome of the appeal or when a decision will be forthcoming from the Water Court.

The Company is currently also considering whether to file a new substitute water supply plan application with limiting terms and conditions aimed at gaining SEO approval. However, because the letter denying the Company’s prior application did not indicate the rationale for such denial, it is difficult to develop terms and conditions that might improve the likelihood of SEO approval. There can be no assurance that the Company will devise effective terms and conditions or whether effective terms and conditions will be economically viable for the Cherry Creek Project. Further, the Company cannot predict (i) whether a new substitute water supply plan application will be approved by the SEO or (ii) the period of time required for SEO review of a new application, if and when such application is filed.

Unless the Company is able to provide its customers timely assurance of reliable deliveries of water produced by the Cherry Creek Project—through implementation of an approved substitute water supply plan or other means—the Company may not be able to sell WDCUs. Without such WDCU sales, the Company may run out of cash to fund its operations and meet its financial obligations. Because the Company has monetized many of its physical assets, the Company retains fewer and less liquid assets to either generate cash flow or sales proceeds. Therefore, while current cash reserves are sufficient to fund the Company’s operations for the next ten months, the Company faces increased liquidity risk as a result of the denial of the substitute water supply plan by the SEO.

The Company is currently evaluating certain options for relieving liquidity risk, but no such options are sufficiently developed to provide a reasonable basis for predicting their outcome(s) or effect(s) of implementation.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN WATER COMPANY
June 14, 2004	By:	Date:/S/ MICHAEL PATRICK GEORGE
Michael Patrick George
Chairman, President & Chief Executive Officer